Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

NEWPORT CORPORATION

The Amended and Restated Articles of Incorporation of Newport Corporation, a Nevada corporation (the “Corporation”), consist of the articles set forth as follows:

1. Name.

The name of the corporation is Newport Corporation (the “Corporation”).

2. Registered Office.

The Corporation may, from time to time, in the manner provided by law, change the registered agent and registered office within the State of Nevada. The Corporation may also maintain an office or offices for the conduct of its business, either within or without the State of Nevada.

3. Authorized Capital Stock.

The total authorized capital stock of the Corporation shall consist of one thousand (1,000) shares of common stock, $0.01 par value.

4. Directors.

The members of the governing board of the Corporation are styled as directors. The Board of Directors shall be elected in such manner as shall be provided in the Bylaws of the Corporation. The current Board of Directors consists of three (3) directors. The number of directors may be changed from time to time in such manner as shall be provided in the Bylaws of the Corporation.

5. Indemnification; Exculpation

(a) This Corporation shall, to the full extent permitted by Section 78.751 of the Nevada Revised Statutes, as amended from time to time, indemnify all directors or officers whom it may indemnify under that section.

(b) To the fullest extent that the laws of the State of Nevada as they exist on the date hereof or as they may hereafter be amended permit the limitation or elimination of the liability of directors or officers, no director or officer of the Corporation shall be liable to the Corporation or its stockholders for damages for breach of fiduciary duty as a director or officer.

(c) Any repeal or amendment of the foregoing provisions of this Article Five by the stockholders of the Corporation shall not adversely affect any right or protection of a director or officer of the Corporation existing prior to the time of such repeal or amendment.